Exhibit 99.1

News Release

436 Seventh Avenue
Pittsburgh, PA 15219-1800
412-227-2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Inc. Reports Second Quarter 2005 Results

PITTSBURGH, August 12, 2005 – Sales for the six months ended June 30, 2005 were $498.3 million as compared to $476.9 million for the first six months of 2004. The increase in sales of $21.4 million or 4.5% is primarily a result of increased sales of $20.6 million to the U.S. carbon materials and chemicals markets. Income before interest expense, income taxes and minority interest (EBIT) for the first six months of 2005 was $36.2 million as compared to $31.9 million for the same period in 2004. The $4.3 million or 13.5% increase in EBIT reflects increased profits due to improved market conditions and product mix in the U.S. carbon materials and chemicals and railroad and utility business, partially offset by charges relating to the Koppers Arch anti-trust investigation and increased environmental remediation reserves in Australia.

Net income for the six months ended June 30, 2005 was $8.8 million compared to net income for the six months ended June 30, 2004 of $4.7 million.

Sales and EBIT for the second quarter of 2005 were $266.3 million and $21.2 million, respectively, compared to second quarter 2004 sales and EBIT of $249.5 million and $21.1 million, respectively. The second quarter 2005 EBIT reflects increased profits in the U.S. carbon materials and chemicals and railroad businesses, which were partially offset by charges for the Koppers Arch anti-trust investigation and increased environmental reserves in Australia. Net income for the second quarter of 2005 was $6.3 million compared to net income of $4.8 million for the second quarter of 2004.

Borrowings of $382.4 million, net of cash of $13.6 million, at June 30, 2005 were $368.8 million compared to $371.0 million, net of cash of $14.8 million, at December 31, 2004. Cash flows from operations for the first six months of 2005 were $13.7 million compared to $2.1 million in the first six months of 2004, due primarily to lower working capital requirements and increased profitability. A dividend of $13 million was paid to KI Holdings in August 2005.

Commenting on the six months ended June 30, 2005, President and CEO Walter W. Turner said, “The operating results for the first six months of 2005 have continued to exceed our expectations. EBIT through the second quarter of 2005 was $36.2 million compared to 2004 EBIT for the same period of $31.9 million. These results have been primarily driven by the strength of the U.S. carbon materials and chemicals and railroad and utilities businesses.”

“As a result of our continued focus on cash, I am pleased that we achieved our second quarter target for borrowings. We continue to be driven by our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 38 facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The Company is a wholly owned subsidiary of KI Holdings Inc. The stock of KI Holdings Inc. is shared by a number of employee investors and by majority equity owner Saratoga Partners of New York, N.Y.

Koppers management expects to conduct its second quarter results conference call on Monday, August 15, 2005 beginning at 11:30 AM EDT to discuss the Company’s performance. Investors and bondholders may access the live audio broadcast by dialing 877 809 9521 in the US/Canada or 706 643 9697 for International. The Conference ID number is 8642230 and investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 8642230 and will continue through September 15, 2005.

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

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Koppers Inc.

Consolidated Statement of Operations

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net sales	$266.3	$249.5	$498.3	$476.9
Operating expenses:
Cost of sales	219.7	206.8	413.5	402.0
Depreciation and amortization	8.2	8.2	16.2	16.4
Selling, general and administrative	17.3	13.4	32.7	26.7

Total operating expenses	245.2	228.4	462.4	445.1

Operating profit	21.1	21.1	35.9	31.8
Other income	0.1	—	0.3	0.1

Income before interest expense, income taxes and minority interest	21.2	21.1	36.2	31.9
Interest expense	9.6	9.0	18.9	17.9

Income before income taxes and minority interest	11.6	12.1	17.3	14.0
Income taxes	5.6	6.4	7.9	7.4
Minority interest	(0.3)	0.9	0.6	1.9

Net income	$6.3	$4.8	$8.8	$4.7

Koppers Inc.

Condensed Consolidated Balance Sheet

(In millions)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13.6	$14.8
Accounts receivable less allowance for doubtful accounts of $0.9 in 2005 and 2004	123.5	113.0
Inventories:
Raw materials	71.8	79.9
Work in process	3.8	4.4
Finished goods	70.4	68.6
LIFO reserve	(18.9)	(18.4)

Total inventories	127.1	134.5
Deferred tax benefit	10.3	10.3
Other	8.1	7.6

Total current assets	282.6	280.2
Equity in non-consolidated investments	2.9	2.9
Fixed assets	515.8	511.8
Less: accumulated depreciation	(361.0)	(355.1)

Net fixed assets	154.8	156.7
Goodwill	36.6	38.4
Deferred tax benefit	42.7	49.3
Other assets	27.0	24.2

Total assets	$546.6	$551.7

Koppers Inc.

Condensed Consolidated Balance Sheet

(In millions except per share amounts)

	June 30, 2005	December 31, 2004
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73.2	$77.0
Accrued liabilities	57.0	64.7
Revolving credit	27.3	20.6
Current portion of term loans	4.4	2.5

Total current liabilities	161.9	164.8
Long-term debt:
Revolving credit	26.2	38.9
Term loans	4.5	3.8
Senior Secured Notes due 2013	320.0	320.0

Total long-term debt	350.7	362.7
Other long-term reserves	89.0	86.2

Total liabilities	601.6	613.7

Minority interest	11.1	10.6
Senior Convertible Preferred Stock, $.01 par value per share; 10.0 shares authorized; 0.0 shares issued in 2005 and 2004	—	—
Common stock, $.01 par value per share; 37.0 shares authorized, 0.0 shares issued in 2005 and 2004	—	—
Capital in excess of par value	11.4	8.7
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained earnings (deficit)	(67.8)	(76.7)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	8.7	13.6
Minimum pension liability, net of tax	(17.6)	(17.6)

Total accumulated other comprehensive loss	(8.9)	(4.0)
Treasury stock, at cost, 0.1 shares in 2005 and 0.0 shares in 2004	(0.2)	—

Total liabilities and stockholders’ equity	$546.6	$551.7

Koppers Inc.

Condensed Consolidated Statement of Cash Flows

(In millions)

	Six Months Ended June 30,
	2005	2004
	(Unaudited)
Cash provided by operating activities	$13.7	$2.1
Cash provided by (used in) investing activities:
Capital expenditures	(8.3)	(8.5)
Acquisitions	(5.8)	—
Other	0.2	0.1

Net cash (used in) investing activities	(13.9)	(8.4)
Cash provided by (used in) financing activities:
Borrowings from revolving credit	134.0	120.4
Repayments of revolving credit	(139.7)	(87.3)
Borrowings from long-term debt	6.6	—
Repayment of long-term debt	(3.8)	(4.0)
Dividends paid	—	(25.0)
Payment of deferred financing costs	—	(0.2)
Capital received from parent	2.7	—
Purchases of common stock	(0.3)	(2.1)

Net cash provided by (used in) financing activities	(0.5)	1.8
Effect of exchange rates on cash	(0.5)	0.3

Net (decrease) in cash	(1.2)	(4.2)
Cash and cash equivalents at beginning of period	14.8	9.6

Cash and cash equivalents at end of period	$13.6	$5.4